There was a Special Meeting of Shareholders of Russell Investment Funds held at 11:00 a.m., Pacific Time, on May 3, 2016, at the offices of Russell Investments, 1301 Second Avenue, 18th Floor, Seattle, WA 98101 to consider and act upon the following proposal.

The result of the vote accompanies the description of the proposal.

Approval of a new investment advisory agreement between each Fund and Russell Investment Management Company, the Fund’s current investment adviser (“RIMCo”) (or a limited liability company successor to RIMCo), as a result of a transaction involving the sale of Frank Russell Company’s asset management business (including RIMCo) (“Russell Investments”) to a newly-formed acquisition vehicle through which the limited partners of certain private equity funds affiliated with TA Associates Management, L.P. will indirectly acquire a majority ownership interest and the limited partners of certain private equity funds affiliated with Reverence Capital Partners, L.P. will indirectly acquire a significant minority ownership interest in Russell Investments.

Vote Results

	% of Outstanding		% of Shares
	No. of Shares	Shares	Present

Russell Investment Funds
Aggressive Equity Fund
Affirmative	15,627,063.3493	92.738%	96.016%
Against	368,844.8493	2.189%	2.266%
Abstain	279,609.7124	1.659%	1.718%
TOTAL	16,275,517.9110	96.586%	100.000%

Russell Investment Funds
Balanced Strategy Fund
Affirmative	29,823,022.2187	97.136%	97.136%
Against	494,016.2763	1.609%	1.609%
Abstain	385,223.3110	1.255%	1.255%
TOTAL	30,702,261.8060	100.000%	100.000%

Russell Investment Funds
Core Bond Fund
Affirmative	79,479,791.1102	95.811%	95.814%
Against	1,194,489.5824	1.440%	1.440%
Abstain	2,277,992.0674	2.746%	2.746%
TOTAL	82,952,272.7600	99.997%	100.000%

Russell Investment Funds
Equity Growth Fund
Affirmative	5,457,438.4544	94.261%	95.573%
Against	238,605.7511	4.121%	4.179%
Abstain	14,146.0655	.244%	.248%
TOTAL	5,710,190.2710	98.626%	100.000%

Russell Investment Funds
Global Real Estate Securities Fund

Affirmative	50,335,806.8851	95.303%	95.304%
Against	1,119,240.0026	2.119%	2.119%
Abstain	1,361,318.8633	2.577%	2.577%

TOTAL	52,816,365.7510	99.999%	100.000%

Russell Investment Funds
Growth Strategy Fund

Affirmative	20,695,432.1362	92.418%	92.418%
Against	41,300.9456	.184%	.184%
Abstain	1,656,676.9332	7.398%	7.398%

TOTAL	22,393,410.0150	100.000%	100.000%

Russell Investment Funds
Moderate Strategy Fund

Affirmative	10,467,203.8971	94.999%	95.126%
Against	74,881.5388	.680%	.681%
Abstain	461,347.1201	4.187%	4.193%

TOTAL	11,003,432.5560	99.866%	100.000%

Russell Investment Funds
Multi-Style Equity Fund

Affirmative	25,745,249.5526	94.495%	95.644%
Against	610,806.0515	2.242%	2.269%
Abstain	561,648.2859	2.061%	2.087%

TOTAL	26,917,703.8900	98.798%	100.000%

Russell Investment Funds
Non U.S. Fund

Affirmative	30,457,752.4112	95.654%	95.6570
Against	654,634.1388	2.056%	2.056%
Abstain	728,199.2490	2.287%	2.287%

TOTAL	31,840,585.7990	99.997%	100.000%